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                                                                      Exhibit 99



FOR IMMEDIATE RELEASE

DECEMBER 4, 1998

CONTACT:          Robert L. Bollin, President (513) 385-3880

                     WINTON FINANCIAL CORPORATION TO ACQUIRE
                         BENCHMARK FEDERAL SAVINGS BANK

Cincinnati, Ohio - Winton Financial Corporation (AMEX: WFI) and BenchMark Federal Savings Bank jointly announced today that they have signed a definitive agreement in which BenchMark Federal Savings Bank, Cincinnati, Ohio, will be merged into The Winton Savings and Loan Co., a subsidiary of Winton Financial Corporation, Cincinnati, Ohio.

Under the terms of the agreement, Winton Financial will exchange 3.35 of its common shares for each of the 112,307 outstanding shares of BenchMark. Based on Winton Financial's closing price of $14.56 on December 3, 1998, the transaction would be valued at $48.78 per share of BenchMark, or approximately $5.5 million. BenchMark granted to Winton an option to purchase up to 19.9% of BenchMark's outstanding shares upon the occurrence of certain conditions.

The merger, which will be accounted for as a pooling of interests, is expected to be consummated in the second quarter of 1999, pending approval by BenchMark's shareholders, regulatory approval and other customary conditions of closing. The transaction is expected to be a "tax-free" reorganization for federal income tax purposes.

Winton expects the merger to create cost reductions sufficient to achieve accretion to Winton's earnings per share in the fiscal year ended September 30, 2000.

At September 30, 1998, BenchMark had total assets of $54.7 million, deposits of $40.1 million and shareholders' equity of $3.5 million. BenchMark reported net income of $43,000, or $.38 per share, for the quarter ended September 30, 1998, with an annualized return on assets of .31% and an annualized return on shareholders' equity of 4.95%.

At September 30, 1998, Winton Financial had total assets of $354.2 million, deposits of $266.0 million and shareholders' equity of $26.9 million. Winton Financial reported net income of $4.1 million, or $.96 per share, for the year ended September 30, 1998, with a return on assets of 1.20% and a return on shareholders' equity of 16.17%

Robert L. Bollin, President of Winton Financial, stated, "We are very pleased to announce this merger with BenchMark. This acquisition provides Winton Savings an opportunity to expand into another attractive Cincinnati market and should help us better serve our customers. BenchMark is a well-capitalized company that will better position us to continue our profitable growth."



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Mr. Robin McNulty, President of BenchMark, said, "We are pleased to enter into this agreement with Winton Financial Corporation. Our customers will benefit from added products and services and our shareholders will benefit from a tax-free transaction with a company which has had an excellent track record of increasing shareholder value since it went public in 1988."

This press release contains certain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the merger of Winton Savings and BenchMark, including earnings accretion, which are based on management's current expectations. Actual results may differ materially from the results discussed in these forward-looking statements. The factors that may cause such differences include, but are not limited to: (1) a failure to fully realize expected cost savings from the merger or to realize such savings within the expected time frame; (2) lower than expected revenues following the merger; (3) a significant increase in competitive pressures among depository institutions; (4) unexpected costs related to the integration of the companies;
(5) a reduction in net interest income due to changes in the interest rate environment; (6) a deterioration of general economic conditions either nationally or in the states in which the combined company will be doing business; and (7) an adverse effect of legislative or regulatory changes on the businesses in which the combined company will be engaged.